Exhibit 4.48

United States Department of the Interior

BUREAU OF LAND MANAGEMENT
Nevada State Office
P.O. Box 12000 (1340 Financial Blvd)
Reno, Nevada 89520-0006

In Reply Refer to:	http://www.nvv.blm.gov

Blue Mt. Unit

N-82457X 3280

3000 (NV-921)

Mr. Frank Misseldine Nevada Geothermal Power Inc. 409 Granville SL, Suite 900 Vancouver, B.C. Canada V6C 1T2 Dear Mr. Misseldine:

The Blue Mountain Unit Agreement, Humboldt County, Nevada is approved the date of this letter and is numbered N-82457X. As requested, the effective date of the Unit Agreement is June 1, 2006.

The request-for-approval package contained evidence that all lands in the unitized area are committed to the Unit Agreement which gives the unit operator, Nevada Geothermal Power Company, effective operational control of the Unit area.

Two changes from the model unit agreement language are accepted. Article 11.4 is revised to allow the drilling and completion of temperature gradient and observation wells within the first 24 month period of the effective date of this Unit. Within 36 months of the effective date of this Unit, the Unit Operator will commence drilling the initial unit well to a depth of not less than 2,500 feet. Articles 4.3, 4.5, 4.6 and 11.6 are revised to allow the period between the drilling of subsequent unit wells to be extended to six months.

Approval of this Unit Agreement does not warrant or certify that the Unit Operator thereof and other holders of operating rights hold legal or equitable title to those rights in the subject leases which are committed hereto.

One copy of the Unit Agreement is enclosed as requested. Please notify all interested parties of this action.

Sincerely,

/s/ Richard Hoops
Richard Hoop
Acting Deputy State Director,
Minerals Management
1 Enclosure
1 - Blue Mt. Unit Agreement

cc:

NDOM, Carson City NV (w/encl.)

FM, Winnemucca (w/encl.)

NV-923 (w/encl.)

CERTIFICATION - DETERMINATION

Pursuant to the authority vested in the Secretary of the Interior, under the Geothermal Steam Act of 1970, 84 Stat. 1566, 30 U.S.C. Secs. 1001-1012, I do hereby:

A.

Approve the attached Unit Agreement for the development and operation of the BLUE MOUNTAN UNIT AREA, State of Nevada.

B.

Certify and determine that the Unit Plan of Development and Operation contemplated in the attached Unit Agreement is necessary and advisable in the public interest for the purpose of more properly conserving the natural resources.

C.

Certify and determine that the drilling, producing, rental, minimum royalty, and royalty requirements of all Federal leases committed to said Agreement are hereby established, altered, changed, or revoked to conform with the terms and conditions of this Agreement.

Dated	Sept. 8, 2006	/s/ Richard Hoops
Richard Hoop
Acting Deputy State Director,
Minerals Management

Case Recordation Number:	N-82457X

Unit Agreement for the Development and Operation of the
Blue Mountain Unit Area

County of Humboldt, State of Nevada

Unit Agreement for the Development and Operation of the Blue Mountain Unit Area
County of Humboldt, State of Nevada

This Agreement entered into as of the __________day of _________, 2006, by and between the parties subscribing, ratifying, or consenting hereto, and herein referred to as the "parties hereto".

WITNESSETH:

Whereas the parties hereto are the owners of working, royalty, or other geothermal resources interests in land subject to this Agreement; and

Whereas the Geothermal Steam Act of 1970 (84 Stat. 1566), hereinafter referred to as the "Act" authorizes Federal lessees and their representatives to unite with each other, or jointly or separately with others, in collectively adopting and operating under a cooperative or unit plan of development or operation of any geothermal resources pool, field, or like area, or any part thereof, for the purpose of more properly conserving the natural resources thereof, whenever determined and certified by the Secretary of the Interior to be necessary or advisable in the public interest; and

Whereas the parties hereto hold sufficient interest in the Blue Mountain Unit Area covering the land herein described to effectively control operations therein; and

Whereas, it is the purpose of the parties hereto to conserve natural resources, prevent waste, and secure other benefits obtainable through development and operations of the area subject to this Agreement under the terms, conditions, and limitations herein set forth;

Now, therefore, in consideration of the premises and the promises herein contained, the parties hereto commit to this agreement their respective interests in the below-defined Unit Area, and agree severally among themselves as follows:

ARTICLE I - ENABLING ACT AND REGULATIONS

1.1

The Act and all valid pertinent regulations, including operating and unit plan regulations, heretofore or hereafter issued thereunder are accepted and made a part of this agreement as to Federal Iands.

1.2

As to non-Federal lands, the geothermal resources operating regulations in effect as of the effective date hereof governing drilling and producing operations, not inconsistent with the laws of the State in which the non-Federal land is located, are hereby accepted and made a part of this agreement.

Unit Agreement for the Development and Operation of the Blue Mountain Unit Area
County of Humboldt, State of Nevada

ARTICLE II - DEFINITIONS

2.1

The following terms shall have the meanings here indicated:

(a)

Geothermal Lease. A lease issued under the act of December 24, 1970 (84 Stat. 1566), pursuant to the leasing regulations contained in 43 CFR Group 3200 and, unless the context indicates otherwise, "lease" shall mean a geothermal lease.

(b)

Unit Area. The area described in Article III of this Agreement.

(c)

Unit Operator. The person, association, partnership, corporation, or other business entity designated under this Agreement to conduct operations on Unitized Land as specified herein.

(d)

Participating Area. That area of the Unit deemed to be productive as described in Article 12.1 herein and areas committed to the Unit by the authorized officer needed for support of operations of the Unit Area. The production allocated for lands used for support of operations shall be approved by the Authorized Officer pursuant to Articles 12.1 and 13.1 herein.

(e)

Working Interest. The interest held in geothermal resources or in lands containing the same by virtue of a lease, operating agreement, fee title, or otherwise, under which, except as otherwise provided in this Agreement, the owner of such interest is vested with the right to explore for, develop, produce and utilize such resources. The right delegated to the Unit Operator as such by this Agreement is not to be regarded as a Working Interest.

(f)

Secretary. The Secretary of the Interior or any person duly authorized to exercise powers vested in that officer.

(g)

Director_ The Director of the Bureau of Land Management.

(h)

Authorized Officer. Any person authorized by law or by lawful delegation of authority in the Bureau of Land Management to perform the duties described.

ARTICLE III - UNIT AREA AND EXHIBITS

3.1

The area specified on the map attached hereto marked "Exhibit A" is hereby designated and recognized as constituting the Unit Area, containing 10,994.62 acres, more or less. The above-described Unit Area shall when practicable be expanded to include therein any additional Iands or shall be contracted to exclude lands whenever such expansion or contraction is deemed to be necessary or advisable to conform with the purposes of this Agreement.

3.2

Exhibit A attached hereto and made a part hereof is a map showing the boundary of the Unit Area, the boundaries and identity of tracts and leases in said area to the extent known to the Unit Operator.

3.3

 Exhibit B attached hereto and made a part thereof is a schedule showing to the extent known to the Unit Operator the acreage, percentage, and kind of ownership of geothermal resources interests in all lands in the Unit Area.

Unit Agreement for the Development and Operation of the Blue Mountain Unit Area
County of Humboldt, State of Nevada

3.4

Exhibits A and B shall be revised by the Unit Operator whenever changes in the Unit Area render such revision necessary, or when requested by the authorized officer, and not less than five copies of the revised Exhibits shall be filed with the authorized officer.

ARTICLE IV - CONTRACTION AND EXPANSION OF UNIT AREA

4.1

Unless otherwise specified herein, the expansion and/or contraction of the Unit Area contemplated in Article 3.1 hereof shall be effected in the following manner:

(a)

Unit Operator, either on demand of the Director or on its own motion and after prior concurrence by the Director, shall prepare a notice of proposed expansion or contraction describing the contemplated changes in the boundaries of the Unit Area, the reasons therefore, and the proposed effective date thereof, preferably the first day of a month subsequent to the date of notice.

(b)

Said notice shall be delivered to the authorized officer, and copies thereof mailed to the last known address of each Working Interest Owner, Lessee, and Lessor whose interests are affected, advising that 30 days will be allowed for submission to the Unit Operator of any objections.

(c)

Upon expiration of the 30-day period provided in the preceding item (b) hereof, Unit Operator shall file with the authorized officer evidence of mailing of the notice of expansion or contraction and a copy of any objections thereto which have been filed with the Unit Operator, together with an application in sufficient number, for approval of such expansion or contraction and with appropriate joinders.

(d)

After due consideration of all pertinent information, the expansion or contraction shall, upon approval by the authorized officer, become effective as of the date prescribed in the notice thereof.

4.2

Unitized Leases, insofar as they cover any lands which are excluded from the Unit Area under any of the provisions of this Article IV may be maintained and continued in force and effect in accordance with the terms, provisions, and conditions contained in the Act, and the lease or leases and amendments thereto, except that operations and/or production under this Unit Agreement shall not serve to maintain or continue the excluded portion of any lease.

4.3

All legal subdivisions of unitized lands (i.e., 40 acres by Governmental survey or its nearest lot or tract equivalent in instances of irregular surveys), no part of which is entitled to be within a Participating Area on the fifth anniversary of the effective date of the initial Participating Area established under this Agreement, shall be eliminated automatically from this Agreement effective as of said fifth anniversary and such lands shall no longer be a part of the Unit Area and shall no longer be subject to this Agreement unless diligent drilling operations are in progress on an exploratory well on said fifth anniversary, in which event such lands shall not be eliminated from the Unit Area for as long as exploratory drilling operations are continued diligently with not more than six (6) months time elapsing between the completion of one exploratory well and the commencement of the next exploratory well.

4.4

An exploratory well, for the purposes of this Article IV is defined as any well, regardless of surface location, projected for completion in a zone or deposit below any zone or deposit for which a Participating Area has been established and is in effect, or any well, regardless of surface location, projected for completion at a subsurface location under Unitized Lands not entitled to be within a Participating Area.

4.5

In the event an exploratory well is completed during the six (6) months immediately preceding the fifth anniversary of the initial Participating Area established under this Agreement, lands not entitled to be within a Participating Area shall not be eliminated from this Agreement on said fifth anniversary, provided the drilling of another exploratory well is commenced under an approved Plan of Operation within six (6) months after the completion of said well.

Unit Agreement for the Development and Operation of the Blue Mountain Unit Area
County of Humboldt, State of Nevada

In such event, the land not entitled to be in participation shall not be eliminated from the Unit Area so long as exploratory drilling operations are continued diligently with not more than six (6) months time elapsing between the completion of one exploratory well and the commencement of the next exploratory well.

4.6

 With prior approval of the authorized officer, a period of time in excess of six (6) months may be allowed to elapse between the completion of one well and the commencement of the next well without the automatic elimination of nonparticipating acreage.

4.7

 Unitized lands proved productive by drilling operations which serve to delay automatic elimination of lands under this Article IV shall be incorporated into a Participating Area (or Areas) in the same manner as such lands would have been incorporated in such areas had such lands been proven productive during the year preceding said fifth anniversary.

4.8

 In the event nonparticipating lands are retained under this Agreement after the fifth anniversary of the initial Participating Area as a result of exploratory drilling operations, all legal subdivisions of unitized land (i.e., 40 acres by Government survey or its nearest lot or tract equivalent in instances of irregular Surveys), no part of which is entitled to be within a Participating Area shall be eliminated automatically as of the 183 day, or such later date as may be established by the authorized officer, following the completion of the last well recognized as delaying such automatic elimination beyond the fifth anniversary of the initial Participating Area established under this Agreement.

ARTICLE V - UNITIZED LAND AND UNITIZED SUBSTANCES

5.1

All land committed to this Agreement shall constitute land referred to herein as "Unitized Land". All geothermal resources in and produced from any and all formations of the Unitized Land are unitized under the terms of this agreement and herein are called "Unitized Substances."

ARTICLE VI - UNIT OPERATOR

6.1

 Nevada Geothermal Power Company is hereby designated as Unit Operator and by signature hereto as Unit Operator agrees and consents to accept the duties and obligations of Unit Operator for the discovery, development, production, distribution and utilization of Unitized Substances as herein provided. Whenever reference is made herein to the Unit Operator, such reference means the Unit Operator acting in that capacity and not as an owner of interest in Unitized Substances, and the term "Working Interest Owner" when used herein shall include or refer to Unit Operator as the owner of a Working Interest when such an interest is owned by it.

ARTICLE VII - RESIGNATION OR REMOVAL OF UNIT OPERATOR

7.1

 Prior to the establishment of a Participating Area, hereunder, Unit Operator shall have the right to resign. Such resignation shall not become effective so as to release Unit Operator from the duties and obligations of Unit Operator or terminate Unit Operators rights, as such, for a period of six (6) months after notice of its intention to resign has been served by Unit Operator on all Working Interest Owners and the authorized officer, nor until all wells then drilled hereunder are placed in a satisfactory condition for suspension or abandonment whichever is required by the authorized officer, unless a new Unit Operator shall have been selected and approved and shall have taken over and assumed the duties and obligations of Unit Operator prior to the expiration of said period.

7.2

After the establishment of a Participating Area hereunder Unit Operator shall have the right to resign in the manner and subject to the limitations provided in 7.1 above.

7.3

 The Unit Operator may, upon default or failure in the performance of its duties or obligations hereunder, be subject to removal by the same percentage vote of the owners of Working Interests as herein provided for the selection of a new Unit Operator. Such removal shall be effective upon notice thereof to the authorized officer.

Unit Agreement for the Development and Operation of the Blue Mountain Unit Area
County of Humboldt, State of Nevada

7.4

 The resignation or removal of Unit Operator under this Agreement shall not terminate its right, title, or interest as the owner of a Working Interest or other interest in Unitized Substances, but upon the resignation or removal of Unit Operator becoming effective, such Unit Operator shall deliver possession of all wells, equipment, material, and appurtenances used in conducting the unit operations to the new duly qualified successor Unit Operator or, if no such new unit operator is elected, to the common agent appointed to represent the Working Interest Owners in any action taken hereunder to be used for the purpose of conducting operations hereunder.

7.5

 In all instances of resignation or removal, until a successor Unit Operator is selected and approved as hereinafter provided, the Working Interest Owners shall be jointly responsible for performance of the duties and obligations of Unit Operator, and shall not later than 30 days before such resignation or removal becomes effective appoint a common agent to represent them in any action to be taken hereunder.

7.6

The resignation of Unit Operator shall not release Unit Operator from any liability for any default by it hereunder occurring prior to the effective date of its resignation.

ARTICLE VIII - SUCCESSOR UNIT OPERATOR

8.1

If, prior to the establishment of a Participating Area hereunder, the Unit Operator shall resign as Operator, or shall be removed as provided in Article VII, a successor Unit Operator may be selected by vote of the owners of a majority of the Working Interests in Unitized Substances, based on their respective shares, on an acreage basis, in the Unitized Land.

8.2

If, after the establishment of a Participating Area hereunder, the Unit Operator shall resign as Unit Operator, or shall be removed as provided in Article VII, a successor Unit Operator may be selected by vote of the owners of a majority of the Working Interests in Unitized Substances, based on their respective shares, on a participating acreage basis. Provided, that, if a majority but less than 60 percent of the Working Interest in the Participating Lands is owned by the party to this agreement, a concurring vote of one or more additional Working Interest Owners owning 10 percent or more of the Working Interest in the participating land shall be required to select a new Unit Operator.

8.3

The selection of a successor Unit Operator all not become effective until:

(a)

 The Unit Operator so selected shall accept in writing the duties, obligations and responsibilities of the Unit Operator, and

(b)

The selection shall have been approved by the authorized officer.

8.4

If no successor Unit Operator is selected and qualified as herein provided, the Director at his election may declare this Agreement terminated.

ARTICLE IX - ACCOUNTING PROVISIONS AND UNIT OPERATING AGREEMENT

9.1

 Costs and expenses incurred by Unit Operator in conducting unit operations hereunder shall be paid and apportioned among and borne by the owners of Working Interests; all in accordance with the agreement or agreements entered into by and between the Unit Operator and the owners of Working Interests, whether one or more, separately or collectively.

9.2

 Any agreement or agreements entered into between the Working Interest Owners and the Unit Operator as provided in this Article, whether one or more, are herein referred to as the "Unit Operating Agreement".

9.3

The Unit Operating Agreement shall provide the manner in which the Working Interest Owners shall be entitled to receive their respective share of the benefits accruing hereto in conformity with their underlying operating agreements, Leases, or other contracts, and such other rights and obligations, as between Unit Operator and the Working Interest Owners.

Unit Agreement for the Development and Operation of the Blue Mountain Unit Area
County of Humboldt, State of Nevada

9.4

Neither the Unit Operating Agreement nor any amendment thereto shall be deemed either to modify any of the terms and conditions of this Agreement or to relieve the Unit Operator of any right or obligation established under this Agreement.

9.5

In case of any inconsistency or conflict between this Agreement and the Unit Operating Agreement, this Agreement shall govern.

9.6

Three true copies of any Unit Operating Agreement executed pursuant to this Article IX shall be filed with the authorized officer prior to approval of this Agreement.

ARTICLE X - RIGHTS AND OBLIGATIONS OF UNIT OPERATOR

10.1

The right, privilege, and duty of exercising any and all rights of the parties hereto which are necessary or convenient for prospecting, producing, distributing or utilizing Unitized Substances are hereby delegated to and shall be exercised by the Unit Operator as provided in this Agreement in accordance with a Plan of Operation approved by the authorized officer.

10.2

Upon request by Unit Operator, acceptable evidence of title to geothermal resources interests in the Unitized Land shall be deposited with the Unit Operator, and together with this Agreement shall constitute and define the rights, privileges, and obligations of Unit Operator.

10.3

Nothing in this Agreement shall be construed to transfer title to any land or to any lease or operating agreement, it being understood that the Unit Operator, in its capacity as Unit Operator shall exercise the rights of possession and use vested in the parties hereto only for the purposes specified in this Agreement.

10.4

The Unit Operator shall take such measures as the authorized officer deems appropriate and adequate to prevent drainage of Unitized Substances from Unitized Land by wells on land not subject to this Agreement.

10.5

Director is hereby vested with authority to alter or modify from time to time, in his discretion, the rate of prospecting and development and the quantity and rate of production under this Agreement.

ARTICLE XI - PLAN OF OPERATION

11.1

Concurrently with the submission of this Agreement for approval, Unit Operator shall submit an acceptable initial Plan of Operation. Said plan shall be as complete and adequate as the authorized officer may determine to be necessary for timely exploration and/or development and to insure proper protection of the environment and conservation of the natural resources of the Unit Area.

11.2

Prior to the expiration of the initial Plan of Operation, or any subsequent Plan of Operation, Unit Operator shall submit for approval of the authorized officer an acceptable subsequent PIan of Operation for the Unit Area which, when approved by the authorized officer, shall constitute the exploratory and/or development drilling and operating obligations of Unit Operator under this Agreement for the period specified therein.

11.3

Any PIan of Operation submitted hereunder shall:

(a)

Specify the geological, geochemical, or geophysical surveys proposed to be conducted;

(b)

Specify the number and locations of any wells to be drilled and the proposed order and time for  such drilling, and

(c)

To the extent practicable, specify the operating practices regarded as necessary and advisable for proper conservation of natural resources and protection of the environment in compliance with section 1.1.

Unit Agreement for the Development and Operation of the Blue Mountain Unit Area
County of Humboldt, State of Nevada

11.4

The Unit Operator shall conduct a progressive and reasonably continuous development program, approved by the authorized officer through successive Plans of Operation, until wells have been drilled that indicates that the geothermal resource can be produced in paying quantities (that is, quantities sufficient to repay the costs of drilling, completing, and producing operations, with a reasonable profit). The Unit Operator shall, at a minimum:

(a)

drill and complete additional temperature gradient and observation wells with a minimum cumulative total footage of no less than 2,000 feet within eighteen (18) months of the effective date of this Agreement. Each hole's total depth will qualify toward the 2,000 foot total (unless the Unit Operator can establish to the satisfaction of the authorized officer that drilling to such depth would be unwarranted or impracticable).

(b)

drill and complete wells with a combined drilled footage of no less than 7,500 feet within twenty-four (24) months of the effective date of this Agreement. Each development's total depth will qualify towards the 7,500 foot total footage (unless the Unit Operator can establish to the satisfaction of the authorized officer that drilling to such depth would be unwarranted or impracticable).

In any event, within thirty-six (36) months of the effective date of this Agreement, the Unit Operator shall commence the drilling of development wells to a depth of no less than 2,500 feet for each well, unless on such effective date a well is being drilled conformably with the terms, hereof, and thereafter continue such drilling diligently until unitized substances shall be discovered at or below this depth which can be produced in paying quantities (i.e., quantities sufficient to repay the costs of drilling, completing, and producing operations, with a reasonable profit) or the Unit Operator shall at any time establish to the satisfaction of the authorized officer that further drilling of said well would be unwarranted or impracticable, provided, however, that the Unit Operator shall not in any event be required to drill said well to a depth in excess of 4,500 feet.

11.5

The initial Plan of Operation and/or subsequent Plans of Operation submitted under this Article shall provide that the Unit Operator shall initiate a continuous drilling program providing for drilling of no less than one well at a time, and allowing no more than six (6) months time to elapse between completion and testing of one well and the beginning of the next well, until a well capable of producing Unitized Substances in paying quantities is completed to the satisfaction of the authorized officer or until it is reasonably proved that the Unitized Land is incapable of producing Unitized Substances in paying quantities in the formations drilled under this Agreement.

11.6

The authorized officer may modify the drilling requirements of this Article by granting reasonable extensions of time when, in his opinion, such action is warranted.

11.7

 Until a well is capable of producing Unitized Substances in paying quantities is completed, the failure of Unit Operator to timely drill any of the wells provided for in Plans of Operation required under this Article XI or to timely submit an acceptable subsequent Plan of Operation, shall, after notice of default or notice of prospective default to Unit Operator by the authorized officer and after failure of Unit Operator to remedy any actual default within a reasonable time (as determined by the authorized officer), result in automatic termination of this Agreement effective as of the date of the default, as determined by the authorized officer.

11.8

 Separate Plans of Operation may be submitted for separate productive zones, subject to the approval of the authorized officer. Also subject to the approval of the authorized officer, Plans of Operation shall be modified or supplemented when necessary to meet changes in conditions or to protect the interest of all parties to this Agreement.

Unit Agreement for the Development and Operation of the Blue Mountain Unit Area
County of Humboldt, State of Nevada

ARTICLE XII - PARTICIPATING AREAS

12.1

Prior to the commencement of production of Unitized Substances, the Unit Operator shall submit for approval by the authorized officer a schedule (or schedules) of all land then regarded as reasonably proved to be productive from a pool or deposit discovered or developed; all lands in said schedule (or schedules), on approval of the authorized officer, will constitute a Participating Area (or Areas) effective as of the date production commences or the effective date of this Unit Agreement, whichever is later. Said schedule (or schedules) shall also set forth the percentage of Unitized Substances to be allocated, as herein provided, to each tract in the Participating Area (or Areas) so established and shall govern the allocation of production commencing with the effective date of the Participating Area.

12.2

A separate Participating Area shall be established for each separate pool or deposit of Unitized Substances or for any group thereof which is produced as a single pool or deposit and any two or more Participating Areas so established may be combined into one, on approval of the authorized officer. The effective date of any Participating Area established after the commencement of actual production of Unitized Substances shall be the first of the month in which is obtained the knowledge or information on which the establishment of said Participating Area is based, unless a more appropriate effective date is proposed by the Unit Operator and approved by the authorized officer.

12.3

 Any Participating Area (or Areas) established under 12.1 or 12.2 above shall, subject to the approval of the authorized officer, be revised from time to time to include additional land then regarded as reasonably proved to be productive from the pool or deposit for which the Participating Area was established or to include lands necessary to unit operations, or to exclude land then regarded as reasonably proved not to be productive from the pool or deposit for which the Participating Area was established or to exclude land not necessary to unit operations and the schedule (or schedules) of allocation percentages shall be revised accordingly.

12.4

 Subject to the limitation cited in 12.1 hereof, the effective date of any revision of a Participating Area established under Articles 12.1 or 12.2 shall be the first of the month in which is obtained the knowledge or information on which such revision is predicated, provided, however, that a more appropriate effective date may be used if justified by the Unit Operator and approved by the authorized officer.

12.5

No land shall be excluded from a Participating Area on account of depletion of the Unitized Substances, except that any Participating Area established under the provisions of this Article XII shall terminate automatically whenever all operations are abandoned in the pool or deposit for which the Participating Area was established.

12.6

 Nothing herein contained shall be construed as requiring any retroactive adjustment for production obtained prior to the effective date of the revision of a Participating Area.

ARTICLE XIII - ALLOCATION OF UNITIZED SUBSTANCES

13.1

All Unitized Substances produced from a Participating Area, established under this Agreement, shall be deemed to be produced equally on an acreage basis from the several tracts of Unitized Land within the participating Area established for such production.

13.2

 For the purpose of determining any benefits accruing under this Agreement, each Tract of Unitized Land shall have allocated to it such percentage of said production as the number of acres in the Tract included in the Participating Area bears to the total number of acres of Unitized Land in said Participating Area.

13.3

Allocation of production hereunder for purposes other than for settlement of the royalty obligations of the respective Working Interest Owners, shall be on the basis prescribed in the

Unit Operating Agreement whether in conformity with the basis of allocation set forth above or otherwise.

Unit Agreement for the Development and Operation of the Blue Mountain Unit Area
County of Humboldt, State of Nevada

13.4

The Unitized Substances produced from a Participating Area shall be allocated as provided herein regardless of whether any wells are drilled on any particular part or tract of said Participating

Area.

ARTICLE XLV - RELINQUISHMENT OF LEASES

14.1

 Pursuant to the provisions of the Federal leases and 43 CFR 3244.1, a lessee of record shall, subject to the provisions of the Unit Operating Agreement, have the right to relinquish any of its interests in leases committed hereto, in whole or in part; provided, that no relinquishment shall be made of interests in land within a Participating Area without the prior approval of the Director.

14.2

 A Working Interest Owner may exercise the right to surrender, when such right is vested in it by any non-Federal lease, sublease, or operating agreement, provided that each party who will or might acquire the Working Interest in such lease by such surrender or by forfeiture is bound by the terms of this Agreement, and further provided that no relinquishment shall be made of such land within a Participating Area without the prior written consent of the non-Federal Lessor.

14.3

 If, as the result of relinquishment, surrender, or forfeiture the Working Interests become vested in the fee owner or lessor of the Unitized Substances, such owner may:

(a)

Accept those Working Interest rights and obligations subject to this Agreement and the Unit Operating Agreement; or

(b)

Lease the portion of such land as is included in a Participating Area established hereunder, subject to this Agreement and the Unit Operating Agreement; and provide for the independent operation of any part of such land that is not then included within a Participating Area established hereunder.

14.4

 If the fee owner or lessor of the Unitized Substances does not, (1) accept the Working Interest rights and obligations subject to this Agreement and the Unit Operating Agreement, or (2) lease such lands as provided in 14.3 above within six (6) months after the relinquished, surrendered, or forfeited Working Interest becomes vested in said fee owner or lessor, the Working Interest benefits and obligations accruing to such land under this Agreement and the Unit Operating Agreement shall be shared by the owners of the remaining unitized Working Interests in accordance with their respective Working Interest ownerships, and such owners of Working Interests shall compensate the fee owner or lessor of Unitized Substances in such lands by paying sums equal to the rentals, minimum royalties, and royalties applicable to such lands under the lease or leases in effect when the Working Interests were relinquished, surrendered, or forfeited.

Unit Agreement for the Development and Operation of the Blue Mountain Unit Area
County of Humboldt, State of Nevada

14.5

Subject to the provisions of 14.4 above, an appropriate accounting and settlement shall be made for all benefits accruing to or payments and expenditures made or incurred on behalf of any surrendered or forfeited Working Interest subsequent to the date of surrender or forfeiture, and payment of any moneys found to be owing by such an accounting shall be made as between the parties within thirty (30) days.

14.6

 In the event no Unit Operating Agreement is in existence and a mutually acceptable agreement cannot be consummated between the proper parties, the authorized officer may prescribe such reasonable and equitable conditions of agreement as he deems warranted under the circumstances.

14.7

 The exercise of any right vested in a Working Interest Owner to reassign such Working Interest to the party from whom obtained shall be subject to the same conditions as set forth in this Article XIV in regard to the exercise of a right to surrender.

ARTICLE XV -RENTALS AND MINIMUM ROYALTIES

15.1

Any unitized lease on non-Federal land containing provisions which would terminate such lease unless drilling operations are commenced upon the land covered thereby within the time therein specified or rentals are paid for the privilege of deferring such drilling operations, the rentals required thereby shall, notwithstanding any other provisions of this Agreement, be deemed to accrue as to the portion of the lease not included within a Participating Area and become payable during the term thereof as extended by this Agreement, and until the required drillings are commenced upon the land covered thereby.

15.2

 Rentals are payable on Federal leases on or before the anniversary date of each lease year; minimum royalties accrue from the anniversary date of each lease year and are payable at the end of the lease year.

15.3

Beginning with the lease year commencing on or after **** and for each lease year thereafter, rental or minimum royalty for lands of the United States subject to this Agreement shall be made on the following basis:

(a)

 An advance annual rental in the amount prescribed in unitized Federal leases, in no event creditable against production royalties, shall be paid for each acre or fraction thereof which is not within a Participating Area.

(b)

 A minimum royalty shall be charged at the beginning of each lease year (such minimum royalty to be due as of the last day of the lease year and payable within thirty (30) days thereafter) of $2 an acre or fraction thereof, for all Unitized Acreage within a Participating Area as of the beginning of the lease year. If there is production during the lease year the deficit, if any, between the actual royalty paid and the minimum royalty prescribed herein shall be paid.

15.4

Rental or minimum royalties due on leases committed hereto shall be paid by Working Interest Owners responsible therefore under existing contracts, laws, and regulations, or by the Unit Operator.

15.5

 Settlement for royalty interest shall be made by Working Interest Owners responsible therefore under existing contracts, laws, and regulations, or by the Unit Operator, on or before the last day of each month for Unitized Substances produced during the preceding calendar month.

15.6

 Royalty due the United States shall be computed as provided in the operating regulations and paid in value as to all Unitized Substances on the basis of the amounts thereof allocated to unitized Federal land as provided herein at the royalty rate or rates specified in the respective Federal leases.

Unit Agreement for the Development and Operation of the Blue Mountain Unit Area
County of Humboldt, State of Nevada

15.7

 Nothing herein contained shall operate to relieve the lessees of any land from their respective lease obligations for the payment of any rental, minimum royalty, or royalty due under their leases.

ARTICLE IVI - OPERATIONS ON NONPARTICIPATING LAND

16.1

 Any party hereto owning or controlling the Working Interest in any Unitized Land having thereon a regular well location may, with the approval of the authorized officer and at such party's sole risk, costs, and expense, drill a well to test any formation of deposit for which a Participating Area has not been established or to test any formation or deposit for which a Participating Area has been established if such location is not within said Participating Area, unless within 30 days of receipt of notice from said party of his intention to drill the well, the Unit Operator elects and commences to drill such a well in like manner as other wells are drilled by the Unit Operator under this Agreement.

16.2

If any well drilled by a Working Interest Owner other than the Unit Operator proves that the land upon which said well is situated may properly be included in a Participating Area, such Participating Area shall be established or enlarged as provided in this Agreement and the well shall thereafter be operated by the Unit Operator in accordance with the terms of this Agreement and the Unit Operating Agreement.

ARTICLE XVII - LEASES AND CONTRACTS CONFORMED AND EXTENDED

17.1

 The terms, conditions, and provisions of all leases, subleases, and other contracts relating to exploration, drilling, development, or utilization of geothermal resources on lands committed to this Agreement, are hereby expressly modified and amended only to the extent necessary to make the same conform to the provisions hereof, otherwise said leases, subleases, and contracts shall remain in full force and effect.

17.2

The parties hereto consent that the Secretary shall, by his approval hereof, modify and amend the Federal leases committed hereto and the regulations in respect thereto to the extent necessary to conform said leases and regulations to the provisions of this Agreement.

17.3

 The development and/or operation of lands subject to this Agreement under the terms hereof shall be deemed full performance of any obligations for development and operation with respect to each and every separately owned tract subject to this Agreement, regardless of whether there is any development of any particular tract of the Unit Area.

17.4

Drilling and/or producing operations performed hereunder upon any tract of Unitized Lands will be accepted and deemed to be performed upon and for the benefit of each and every tract of Unitized Land.

17.5

 Suspension of operations and/or production on all Unitized Lands pursuant to direction or consent of the Secretary or his duly authorized representative shall be deemed to constitute such suspension pursuant to such direction or consent as to each and every tract of Unitized Land. A suspension of operations and/or production limited to specified lands shall be applicable only to such lands.

I7.6

 Subject to the provisions of Article XV hereof and 17.10 of this Article, each lease, sublease, or contract relating to the exploration, drilling, development, or utilization of geothermal resources of lands other than those of the United States committed to this Agreement, is hereby extended beyond any such term so provided therein so that it shall be continued for and during the term of this Agreement.

17.7

 Subject to the lease renewal and the readjustment provision of the Act, any Federal lease committed hereto may, as to the Unitized Lands, be continued for the term so provided therein, or as extended by law. This subsection shall not operate to extend any lease or portion thereof as to lands excluded from the Unit Area by the contraction thereof.

Unit Agreement for the Development and Operation of the Blue Mountain Unit Area
County of Humboldt, State of Nevada

17.8

 Each sublease or contract relating to the operations and development of Unitized Substances from lands of the United States committed to this Agreement shall be continued in force and effect for and during the term of the underlying lease.

17.9

 Any Federal lease heretofore or hereafter committed to any such unit plan embracing lands that are in part within and in part outside of the area covered by any such plan shall be segregated into separate leases as to the lands committed and the lands not committed as of the effective date of unitization.

17.10

 In the absence of any specific lease provision to the contrary, any lease, other than a Federal lease, having only a portion of its land committed hereto shall be segregated as to the portion committed and the portion not committed, and the provisions of such lease shall apply separately to such segregated portions commencing as of the effective date hereof. In the event any such lease provides for a lump-sum rental payment, such payment shall be prorated between the portions so segregated in proportion to the acreage of the respective tracts.

17.11

 Upon termination of this Agreement, the leases covered hereby may be maintained and continued in force and effect in accordance with the terms, provisions, and conditions of the Act, the lease or leases, and amendments thereto.

ARTICLE XVIII - EFFECTIVE DATE AND TERM

18.1

This Agreement shall become effective upon approval by the Secretary or his duly authorized representative and shall terminate five (5) years from said effective date unless,

(a)

Such date of expiration is extended by the Director, or

(b)

Unitized Substances are produced or utilized in commercial quantities in which event this Agreement shall continue for so long as Unitized Substances are produced or utilized in commercial quantities, or

(c)

This Agreement is terminated prior to the end of said five (5) year period as heretofore provided.

18.2

 This Agreement may be terminated at any time by the owners of a majority of the Working Interests, on an acreage basis, with the approval of the authorized officer. Notice of any such approval shall be given by the Unit Operator to all parties hereto.

ARTICLE XIX - APPEARANCES

19.1

 Unit Operator shall, after notice to other parties affected, have the right to appear for and on behalf of any and all interests affected hereby before the Department of the Interior, and to appeal from decisions, orders or rulings issued under the regulations of said Department, or to apply for relief from any of said regulations or in any proceedings relative to operations before the Department of the Interior or any other legally constituted authority: Provided, however, That any interested parties shall also have the right, at its own expenses, to be heard in any such proceeding.

ARTICLE XX - NO WAIVER OF CERTAIN RIGHTS

20.1

 Nothing contained in this Agreement shall be construed as a waiver by any party hereto of the right to assert any legal or constitutional right or defense pertaining to the validity or invalidity of any law of the State wherein lands subject to this Agreement are located, or of the United States, or regulations issued thereunder, in any way affecting such party or as a waiver by any such party of any right beyond his or its authority to waive.

Unit Agreement for the Development and Operation of the Blue Mountain Unit Area
County of Humboldt, State of Nevada

ARTICLE XXI - UNAVOIDABLE DELAY

21.1

The obligations imposed by this Agreement requiring Unit Operator to commence or continue drilling or to produce or utilize Unitized Substances from any of the land covered by this Agreement, shall be suspended while, but only so long as, Unit Operator, despite the exercise of due care and diligence, is prevented from complying with such obligations, in whole or in part, by strikes, Acts of God, Federal or other applicable law, Federal or other authorized governmental agencies, unavoidable accidents, uncontrollable delays in transportation, inability to obtain necessary materials in open market, or other matters beyond the reasonable control of Unit Operator, whether similar to matters herein enumerated or not.

21.2

No unit obligation which is suspended under this section shall become due less than thirty (30) days after it has been determined that the suspension is no longer applicable.

21.3

 Determination of creditable “Unavoidable Delay” time shall be made by the Unit Operator subject to approval of the authorized officer.

ARTICLE XXII - POSTPONEMENT OF OBLIGATIONS

22.1

 Notwithstanding any other provisions of this Agreement, the Director, on his own initiative or on appropriate justification by Unit Operator, may postpone any obligation established by and under this Agreement to commence or continue drilling or to operate on or produce Unitized Substances from lands covered by this Agreement when in his judgment, circumstances warrant such action.

ARTICLE XXIII - NONDISCRIMINATION

23.1

 In connection with the performance of work under this Agreement, the Operator agrees to comply with all of the provisions of section 202 (1) to (7) inclusive, of Executive Order 11246 (30 FR 12319), as amended by Executive Order 11375 (32 FR 14303), which are hereby incorporated by reference in this Agreement.

ARTICLE XXIV -COUNTERPARTS

24.1 This Agreement may be executed in any number of counterparts no one of which needs to be executed by all parties, or may be ratified or consented to by separate instruments in writing specifically referring hereto, and shall be binding upon all parties who have executed such a counterpart, ratification or consent hereto, with the same force and effect as if all such parties had signed the same document.

ARTICLE XXV - SUBSEQUENT JOINDER

25.1

If the owner of any substantial interest in geothermal resources under a tract within the Unit Area fails or refuses to subscribe or consent to this Agreement, the owner of the Working Interest in that tract may withdraw said tract from this Agreement by written notice delivered to the authorized officer and the Unit Operator prior to the approval of this Agreement by the authorized officer.

25.2

Any geothermal resources interests in lands within the Unit Area not committed hereto prior to approval of this Agreement may thereafter be committed by the owner or owners thereof subscribing or consenting to this Agreement, and, if the interest is a Working Interest, by the owner of such interest also subscribing to the Unit Operating Agreement,

25.3

After operations are commenced hereunder, the right of subsequent joinder, as provided in this Article XXV, by a working Interest Owner is subject to such requirements or approvals, if any, pertaining to such joinder, as may be provided for in the Unit Operating Agreement. Joinder to the Unit Agreement by a Working Interest Owner, at any time, must be accompanied by appropriate joinder to the Unit

Unit Agreement for the Development and Operation of the Blue Mountain Unit Area
County of Humboldt, State of Nevada

Operating Agreement, if more than one committed Working Interest Owner is involved, in order for the interest to be regarded as committed to this Unit Agreement.

25.4

After final approval hereof, joinder by a nonworking interest owner must be consented to in writing by the Working Interest Owner committed hereto and responsible for the payment of any benefits that may accrue hereunder in behalf of such nonworking interest. A nonworking interest may not be committed to this Agreement unless the corresponding Working Interest is committed hereto.

25.5

Except as may otherwise herein be provided, subsequent joinders to this Agreement shall be effective as of the first day of the month following the filing with the authorized officer of duly executed counterparts of all or any papers necessary to establish effective commitment of any tract to this Agreement unless objection to such joinder is duly made within sixty (60) days by the authorized officer.

ARTICLE XXVI - COVENANTS RUN WITH THE LAND

26.1

The covenants herein shall be construed to be covenants running with the land with respect to the interest of the parties hereto and their successors in interest until this Agreement terminates, and any grant, transfer, or conveyance, of interest in land or leases subject hereto shall be and hereby is conditioned upon the assumption of all privileges and obligations hereunder by the grantee, transferee, or other successor in interest.

26.2

No assignment or transfer of any Working Interest or other interest subject hereto shall be binding upon Unit Operator until the first day of the calendar month after Unit Operator is furnished with the original, photostatic, or certified copy of the instrument of transfer.

ARTICLE XXVII - NOTICES

27.1

 All notices, demands or statements required hereunder to be given or rendered to the parties hereto shall be deemed fully given if given in writing and personally delivered to the party or sent by postpaid registered or certified mail, addressed to such party or parties at their respective addresses set forth in connection with the signatures hereto or to the ratification or consent hereof or to such other address as any such party may have furnished in writing to party sending the notice, demand or statement.

ARTICLE XXVIII - LOSS OF TITLE

28.1

 In the event title to any tract of Unitized Land shall fail and the true owner cannot be induced to join in this Agreement, such tract shall be automatically regarded as not committed hereto and there shall be such readjustment of future costs and benefits as may be required on account of the loss of such title.

28.2

 In the event of a dispute as to title as to any royalty, Working Interest, or other interests subject hereto, payment or delivery on account thereof may be withheld without liability for interest until the dispute is finally settled: Provided, That, as to Federal land or leases, no payments of funds due the United States shall be withheld, but such funds shall be deposited as directed by the authorized officer to be held as unearned money pending final settlement of the title dispute, and then applied as earned or returned in accordance with such final settlement.

ARTICLE XXIX - TAXES

29.1

 The Working Interest Owners shall render and pay for their accounts and the accounts of the owners of nonworking interests all valid taxes on or measured by the Unitized Substances in and under or that may be produced, gathered, and sold or utilized from the land subject to this Agreement after the effective date hereof.

Unit Agreement for the Development and Operation of the Blue Mountain Unit Area
County of Humboldt, State of Nevada

29.2

The Working Interest Owners on each tract may charge a proper proportion of the taxes paid under 29.1 hereof to the owners of nonworking interests in said tract, and may reduce the allocated share of each royalty owner for taxes so paid. No taxes shall be charged to the United States or the State of Nevada or to any lessor who has a contract with his lessee which requires the lessee to pay such taxes.

ARTICLE XXX - RELATION OF PARTIES

30.1

 It is expressly agreed that the relation of the parties hereto is that of independent contractors and nothing in this Agreement contained, expressed, or implied, nor any operations conducted hereunder, shall create or be deemed to have created a partnership or association between the parties hereto or any of them.

ARTICLE XXXI - SPECIAL FEDERAL LEASE
STIPULATIONS AND/OR CONDITIONS

31.1

 Nothing in this Agreement shall modify special lease stipulations and/or conditions applicable to lands of the United States. No modification of the conditions necessary to protect the lands or functions of lands under the jurisdiction of any Federal agency is authorized except with prior consent in writing whereby the authorizing official specifies the modification permitted.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and have set opposite their respective names the date of execution

Unit operator (as unit operator and as working interest owner):

Nevada Geothermal Power Company

By:	/s/ Brian D. Fairbank

Name: Brian D. Fairbank

Title: President

Date: August 24, 2006

Witnesses:
JAYNE MILLER NOTARY PUBLIC STATE OF NEVADA Date Appointment Exp: 06-02-2007 Certificate No: 92-3246-2

R 34 E
T 36 N
NEVADA GEOTHERMAL POWER CO. (189093) 1 (638.80) [5] NLRC
NEVADA GEOTHERMAL POWER CO. (77668) 10 (654.88) [1] BLM
NEVADA GEOTHERMAL POWER CO. (189093) 11 (640.00) [5] NLRC
NEVADA GEOTHERMAL POWER CO. (77668) 12 (654.88) [1] BLM
NEVADA GEOTHERMAL POWER CO. (80086) 16 (650.32) [3] BLM
NEVADA GEOTHERMAL POWER CO. (187556) 15 (640.00) [6] BNSF
NEVADA GEOTHERMAL POWER CO. (58196) 14 (663.76) [2] BLM
NEVADA GEOTHERMAL POWER CO. (189093) 13 (640.00) [5] NLRC
NEVADA GEOTHERMAL POWER CO. 21 (640.00) [7] CRAWFORD
NEVADA GEOTHERMAL POWER CO. (77668) 22 (649.44) [1] BLM
NEVADA GEOTHERMAL POWER CO. (187556) 23 (640.00)]6] BNSF
NEVADA GEOTHERMAL POWER CO. (77668) 24 (672.24) [1] BLM
NEVADA GEOTHERMAL POWER CO. (80159) 28 (650.32) [4] BLM
NEVADA GEOTHERMAL POWER CO. 27 (640.00) [8] DE LONG
NEVADA GEOTHERMAL POWER CO. (77668) 26 (666.70) [1] BLM
NEVADA1 GEOTHERMAL POWER CO. (189093) 25 (640.00) [5] NLRC
NEVADA GEOTHERMAL POWER CO. (189093) 35 (613.48) [5] NLRC

EXHIBIT "A"
BLUE MOUNTAIN UNIT MAP
EFFECTIVE DATE
JULY 17, 2006
HUMBOLDT COUNTY, NEVADA

[ ]	FEDERAL LANDS
[ ]	PATENTED LANDS
(189093)	LEASE NUMBERS
35	SECTION NUMBERS
(613.48)	ACREAGE
[5]	TRACK NUMBER
-----	UNIT OUTLINE

	ACREAGE	PERCENTAGE
	5,262.34	47.863%
	5,732.28	52.137%
TOTAL	**10.994.62**	**100.000%**

NEVADA GEOTHERMAL POWER CO.
VANCOUVER, BRITISH COLUMBIA